EXHIBIT T3E-4

Offer to Exchange

Cash and 10% Convertible Notes Due 2007
or 10% Convertible Notes Due 2007
for all outstanding
11 5/8% Senior Subordinated Notes Due 2003
(CUSIP No. 967446AA3)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 3, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

November 4, 2003

To Our Clients:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in the Offering Memorandum dated November 4, 2003 (as it may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), cash and its newly issued 10% Convertible Notes due 2007 (the “Cash and New Notes”) or its newly issued 10% Convertible Notes due 2007 (the “New Notes”) for all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below. Enclosed for your consideration are copies of the Offering Memorandum and Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      If you elect to participate in the Exchange Offer, you may elect to receive, for each $1,000 principal amount of Existing Notes tendered, either (i) $500 in cash and $250 principal amount of New Notes or (ii) $1,000 principal amount of New Notes. In either case, if the Exchange Offer is completed, you will also receive accrued and unpaid interest on your Existing Notes at the existing coupon rate from June 16, 2003, the last interest payment date, through the closing date of the Exchange Offer. Participation in the Exchange Offer may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the New Notes quarterly in arrears each March 15th, June 15th, September 15th and December 15th. The New Notes will bear 10% interest from the date of issuance until the maturity date of June 15, 2007. The first interest payment will be on March 15, 2004. The New Notes will be convertible, in whole or in part, at the option of the holder, into one share of common stock for each $1.00 principal amount of New Notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders.

      This material relating to the Exchange Offer is being forwarded to you as the beneficial owner of Existing Notes carried by us for your account or benefit but not registered in your name. An exchange of any Cash and New Notes or New Notes with respect to any Existing Notes may only be made by us as the registered Holder or as DTC Participant and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to exchange any or all of the Existing Notes held by us for your account. We urge you to read carefully the Offering Memorandum, the Letter of Transmittal and the other materials provided herewith before instructing us to exchange your Existing Notes.

      Your attention is directed to the following:

1. The Exchange Offer is for all Existing Notes that are outstanding.

2. If you desire to exchange any Existing Notes pursuant to the offer and make the exchange, we must receive your instructions in ample time to permit us to effect an exchange of Existing Notes on your behalf on or prior to the Expiration Date.

3. The Company’s obligations to make the exchange for exchanged Existing Notes is subject to certain conditions set forth in the Offering Memorandum under the caption “The Exchange Offer.”

4. Wickes expressly reserves the right, subject to applicable law and the terms of the Exchange Offer, (i) to delay acceptance for the exchange of any Existing Notes, or regardless of whether such Existing Notes were theretofore accepted for exchange, to delay the exchange of any Existing Notes pursuant to the Exchange Offer and to terminate the Exchange Offer and not accept an exchange for any Existing Notes not theretofore accepted for exchange upon the failure of any of the conditions to the Exchange Offer specified herein to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent and (ii) at any time, or from time to time, to amend the Exchange Offer in any respect. Except as otherwise provided in the Offering Memorandum, withdrawal rights with respect to Existing Notes accepted and exchanged by the Company pursuant to the Exchange Offer will not be extended or reinstated as a result of an extension or amendment to the Exchange Offer. The reservation by Wickes of the right to delay the exchange of Existing Notes is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires that Wickes pay the consideration offered promptly after acceptance of exchanged Existing Notes or return the Existing Notes deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of the Exchange Offer.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Conversion Agent or the Information Agent for purposes of the Exchange Offer. For all purposes noted in all materials related to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing Existing Notes exchanged” or “forwarding to customers materials relating to the Exchange Offer.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers.

      If you wish to have us exchange any or all of your Existing Notes held by us for your account or benefit pursuant to the Exchange Offer, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Existing Notes held by us and registered in our name for your account.

IMPORTANT: The Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Exchange Offer. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

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LETTER OF

INSTRUCTIONS TO REGISTERED HOLDER
OR DTC PARTICIPANT FROM BENEFICIAL OWNER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer.

      This will instruct you to exchange the principal amount of Existing Notes indicated below held by you for the account or benefit of the undersigned indicated below, pursuant to the terms of and conditions set forth in the Offering Memorandum dated November 4, 2003 and the Letter of Transmittal.

Existing Notes are to be exchanged	Principal Amount tendered for Cash	Principal Amount tendered for
pursuant to the Exchange Offer	and 10% Convertible Notes	10% Convertible Notes
(“Yes” or “No”)*	Due 2007	Due 2007

*	Unless otherwise indicated, the answer “yes” will be deemed to have been given.

PLEASE SIGN HERE

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Address

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My Account Number With You

Date

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